Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Neos Therapeutics, Inc. of our report dated March 13, 2020, relating to the consolidated financial statements and the financial statement schedule of Neos Therapeutics, Inc. and Subsidiaries, appearing in the Annual Report on Form 10-K of Neos Therapeutics, Inc. for the year ended December 31, 2019.

/s/ RSM US LLP

Dallas, Texas

March 13, 2020